UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 2, 2020
Date of Report (date of earliest event reported)

WORKDAY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35680	20-2480422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
6110 Stoneridge Mall Road
Pleasanton, California 94588
(Address of principal executive offices)

Registrant’s telephone number, including area code: (925) 951-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	WDAY	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

Credit Agreement

On April 2, 2020 (the “Closing Date”), Workday, Inc. (“Workday”) entered into a Credit Agreement (the “Credit Agreement”) by and among Workday, its subsidiaries party thereto from time to time, the several lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent, swing line lender and L/C issuer (in such capacities, the “Administrative Agent”), and the other L/C issuers party thereto, pursuant to which the Lenders would extend to Workday a term loan facility in an aggregate original principal amount of $750,000,000 and a revolving credit facility in an aggregate principal amount of $750,000,000.

Revolving loans may be borrowed, repaid and reborrowed until April 2, 2025 (the “Maturity Date”), at which time all amounts borrowed must be repaid. Workday may request, no more than two times during the term of the Credit Agreement, that each revolving Lender extend the Maturity Date for the revolving loans for one year.

The term loan facility may be drawn in two individual drawings: (a) at the Closing Date in an amount not to exceed $500,000,000 and (b) prior to July 15, 2020, in an amount not to exceed $250,000,000 (such period from the Closing Date to July 15, 2020, the “Term Loan Availability Period”), subject to certain customary conditions. The term loans mature on the Maturity Date and provide for quarterly repayment in installments of the principal amount on the last Business Day (as defined in the Credit Agreement) of each of April, July, October and January, beginning October 2020, at a rate of 1.25% of the principal amount per quarter through January 2022 and 2.50% of the principal amount per quarter thereafter.

Revolving loans and term loans may be prepaid, and revolving loan commitments and term loan commitments may be permanently reduced by Workday in whole or in part, without penalty or premium.

As of April 2, 2020, Workday had an outstanding term loan of $500,000,000 and had no outstanding revolving loans under the Credit Agreement.

Revolving loans and term loans under the Credit Agreement will bear interest, at Workday’s option, at either (i) a floating rate per annum equal to the base rate plus a margin of from 0.000% to 0.625% depending on Workday’s Consolidated Leverage Ratio (as defined in the Credit Agreement) or (ii) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market plus a margin of from 1.000% to 1.625% depending on Workday’s Consolidated Leverage Ratio. The swing line loans under the Credit Agreement will bear interest at a floating rate per annum equal to the base rate plus a margin of from 0.000% to 0.625% depending on Workday’s Consolidated Leverage Ratio. The fee applied to letters of credit shall be from 1.000% to 1.625% depending on Workday’s Consolidated Leverage Ratio. During a payment event of default under the Credit Agreement, the applicable interest rates are increased by 2.0% per annum.

In the Credit Agreement, the base rate is defined as the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% or (iii) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market for a period of one month (but not less than zero) plus 1.00%. Loans based on the base rate shall be made only to domestic borrowers and denominated in U.S. Dollars.

Loans may be denominated in U.S. Dollars or in Euros, Sterling and Canadian Dollars, together with any other currency that is approved by the Administrative Agent (the “Alternative Currencies”). Loans denominated in Alternative Currencies may not exceed an aggregate of $375,000,0000.

Under the Credit Agreement, Workday will pay to the Administrative Agent for the account of each revolving lender a commitment fee on a quarterly basis based on amounts committed but unused under the revolving facility of from 0.090% to 0.225% per annum, depending on Workday’s Consolidated Leverage Ratio. Workday will also pay to the Administrative Agent for the account of each term lender a ticking fee on a quarterly basis based on the term loan commitments of the term loan lenders from 0.090% to 0.225% for the Term Loan Availability Period. Workday is also obligated under the Credit Agreement to pay the Administrative Agent fees customary for credit facilities of these sizes and types.

The Credit Agreement contains customary representations, warranties, and affirmative and negative covenants, including a financial covenant, events of default, and indemnification provisions in favor of the lenders. The negative covenants include restrictions on the incurrence of liens and indebtedness, certain merger transactions and other matters, all subject to certain exceptions. The financial covenant, based on a quarterly financial test, requires Workday not to exceed a maximum leverage ratio of 3.50:1.00, subject to a step-up to 4.50:1.00 at the election of Workday for a certain period following an Acquisition (as defined in the Credit Agreement), as more fully described in the Credit Agreement.

The Credit Agreement includes customary events of default that include among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The Administrative Agent and the Lenders, and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to Workday. These parties have received, and in the future may receive, compensation from Workday for these services.

The foregoing summary and description of the provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective April 2, 2020, the Board of Directors of Workday (the “Board”) appointed Michael C. Bush as a Class II director, the class of directors that will stand for election at Workday’s 2020 Annual Meeting of Stockholders. Mr. Bush is the Chief Executive Officer of Great Place to Work Institute, Inc. (“GPTW”), a global research and analytics firm that produces distinguished workplace rankings around the world. Mr. Bush has served as GPTW’s Chief Executive Officer since March 2015. In January 2003, Mr. Bush founded The Mattmar Group, Inc., a company that provides turn-around leadership for companies that need to get on a sustainable path and has served as its President since that date. He was also the founder of The 8 Factors, a former online learning platform, where he served as President since its founding in January 2011 until November 2016. From January 2008 to January 2010, Mr. Bush served as Chief Executive Officer of Clark Sustainable Resource Developments Ltd., a subsidiary of Triton Resources, Inc., and a leader in the development of the underwater logging industry. From January 1997 to January 2002, Mr. Bush served as Executive Vice President of Communications & Infrastructure at Tetra Tech, Inc. Mr. Bush serves as a director of one private company, as an advisor for several nonprofits, and served on President Obama’s White House Business Council. Mr. Bush received a master of science degree in management from the Stanford Graduate School of Business. Mr. Bush brings to our Board extensive experience in effectively leading and growing organizations, employee engagement, and corporate culture.

In connection with his election to the Board, Mr. Bush will receive a one-time grant of restricted stock units in the amount of $750,000, one-fourth of which will vest on April 15, 2021 and the balance of which will vest in equal quarterly installments over the following twelve quarters, assuming continuous service through the applicable vesting dates. Mr. Bush has entered into Workday’s customary indemnification agreement for its directors. Mr. Bush has not yet been named to serve on any committee of the Board, and there are no arrangements or understandings between Mr. Bush and any other persons pursuant to which he was elected as a director. The Board has determined that Mr. Bush is independent in accordance with the applicable rules of the Nasdaq Stock Market.

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 2, 2020, the Board amended and restated Workday’s bylaws (the “Amended and Restated Bylaws”) to adopt a new Article XI: Exclusive Forum, a provision designating the federal district courts of the United States as the exclusive jurisdiction for any litigation arising under the Securities Act of 1933, as amended.

The foregoing summary and description of the provisions of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
3.1	Amended and Restated Bylaws
10.1
Credit Agreement, dated as of April 2, 2020, among Workday, certain subsidiaries of Workday, Bank of America, N.A., Wells Fargo Bank, National Association, Truist Bank, U.S. Bank National Association and the other L/C Issuers and Lenders party thereto

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2020

Workday, Inc.
/s/ Richard H. Sauer
Richard H. Sauer
Executive Vice President, General Counsel and Corporate Secretary